EXHIBIT 4.2
                                  -----------

                                 REVOLVING NOTE
$8,500,000                                                        Dallas, Texas
                                                              November 22, 1999

     For value received, the undersigned, The Leather Factory, Inc., a Delaware corporation, The Leather Factory, Inc., a Texas corporation, The Leather Factory, Inc., an Arizona corporation, Roberts, Cushman & Company, Inc., a New York corporation, and Hi-Line Leather & Manufacturing Company, a California corporation (collectively, the "Borrowers" and each "Borrower"), hereby promise to pay on the Termination Date under the Credit Agreement (defined below), to the order of Wells Fargo Business Credit, Inc., a Minnesota corporation (the "Lender"), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Eight Million Five Hundred Thousand Dollars and No Cents ($8,500,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to any Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the "Credit Agreement") by and between the Lender and the Borrowers. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

     The Borrowers hereby agree to pay all costs of collection, including attorneys' fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.


                                        THE  LEATHER FACTORY, INC., a
                                        Delaware corporation, THE LEATHER
                                        FACTORY, INC., a Texas corporation, THE
                                        LEATHER FACTORY, INC., an Arizona
                                        corporation, ROBERTS, CUSHMAN &
                                        COMPANY, INC., and HI-LINE LEATHER
                                        & MANUFACTURING COMPANY


                                        By /s/ Wray Thompson
                                           -----------------
                                           Wray Thompson
                                           Its President